BlackRock Variable Series Funds, Inc.
BlackRock Large Cap Focus Growth V.I. Fund
(the "Fund")

77D(g)

On March 27, 2017, the Board of Directors (the "Board") of BlackRock Variable Series Funds, Inc. approved certain changes to the Fund. In particular, the Board approved a change in the name of the Fund to "BlackRock Large Cap Focus Growth V.I. Fund" and certain changes to the Fund's investment strategies, investment process and policies. These changes included
(i) changing the Fund's non-fundamental policy to invest, under normal circumstances, at least 80% of its assets (which for this purpose means net assets plus borrowing for investment purposes) in equity securities of large cap companies that Fund management selects from among those that are, at the time of purchase, included in the Russell 1000 Growth(r) Index to a non-fundamental policy to invest, under normal circumstances, at least 80% of its net assets, plus the amount of any borrowings for investment purposes, in large cap equity securities, and derivatives that have similar economic characteristics to such securities,
(ii) eliminating the Fund's non-fundamental investment restriction limiting investment in the securities of foreign issuers to 10% of its total assets, and (iii) amending the Fund's non-fundamental investment restriction in order to permit the Fund to make short sales of securities or maintain short positions to the extent permitted under the Fund's prospectus and statement of additional information. In addition, Fund management determined to make certain changes to the Fund's portfolio management team.

All of these changes became effective on June 12, 2017.

Effective June 12, 2017, the following changes were made to the Fund's Prospectus:

Change in the Fund's Name

The BlackRock Large Cap Growth V.I. Fund is renamed BlackRock
Large Cap Focus Growth V.I. Fund.

Change in the Fund's Investment Strategies

The section of the Prospectus entitled "Fund Overview - Key
Facts About BlackRock Large Cap Growth V.I. Fund - Principal
Investment Strategies of the Fund" was deleted in its entirety and replaced with the following:
Principal Investment Strategies of the Fund

Under normal circumstances, the Fund seeks to invest at least
80% of its net assets, plus the amount of any borrowings for investment purposes, in large cap equity securities, and derivatives that have similar economic characteristics to such securities. For purposes of the Fund's 80% policy, large cap equity securities are equity securities that at the time of purchase have a market capitalization within the range of companies included in the Russell 1000 Growth(r) Index. The Fund primarily intends to invest in equity securities or other financial instruments that are components of, or have characteristics similar to, the securities included in the Russell 1000 Growth(r) Index. The Russell 1000 Growth(r) Index is a capitalization-weighted index of equity securities from a broad range of industries chosen for market size, liquidity and industry group representation.

The Fund is a growth fund that invests primarily in common stock. The Fund may invest without limitation in the securities of foreign companies in the form of American Depositary Receipts
("ADRs").

In addition to ADRs, the Fund may also invest up to 20% of its total assets in other forms of securities of foreign companies, including European Depositary Receipts, which are receipts typically issued in Europe evidencing an ownership arrangement with the foreign company or other securities convertible into securities of foreign companies.

The Fund may seek to provide exposure to the investment returns of real assets that trade in the commodity markets through investment in commodity-linked derivative instruments and investment vehicles such as exchange-traded funds that invest exclusively in commodities and are designed to provide this exposure without direct investment in physical commodities.

The Fund may engage in active and frequent trading of portfolio securities to achieve its primary investment strategies.

The section of the Prospectus entitled "Details About the Fund -
How the Fund Invests - Investment Process" was deleted in its entirety and replaced with the following:

Investment Process

Companies are selected through a process of both top-down macro-economic analysis of economic and business conditions, and bottom-up analysis of the business fundamentals of individual companies. The Fund will emphasize common stock of companies with mid to large stock market capitalizations; however, the Fund also may invest in the common stock of small companies. The stocks are selected from a universe of companies that Fund management believes have above average growth potential. Fund management will make investment decisions based on judgments regarding several valuation parameters relative to anticipated rates of growth in earnings and potential rates of return on equity.

The section of the Prospectus entitled "Details About the Fund -
How the Fund Invests - Principal Investment Strategies" was deleted in its entirety and replaced with the following:
Principal Investment Strategies

Under normal circumstances, the Fund seeks to invest at least
80% of its net assets, plus the amount of any borrowings for investment purposes, in large cap equity securities, and derivatives that have similar economic characteristics to such securities. For purposes of the Fund's 80% policy, large cap equity securities are equity securities that at the time of purchase have a market capitalization within the range of companies included in the Russell 1000 Growth(r) Index. The Fund primarily intends to invest in equity securities or other financial instruments that are components of, or have characteristics similar to, the securities included in the Russell 1000 Growth(r) Index. The Russell 1000 Growth(r) Index is a capitalization-weighted index of equity securities from a broad range of industries chosen for market size, liquidity and industry group representation.
The Fund is a growth fund that invests primarily in common stock. The Fund may invest without limitation in the securities of foreign companies in the form of American Depositary Receipts ("ADRs").
In addition to ADRs, the Fund may also invest up to 20% of its total assets in other forms of securities of foreign companies, including European Depositary Receipts, which are receipts typically issued in Europe evidencing an ownership arrangement with the foreign company or other securities convertible into securities of foreign companies.

The Fund may seek to provide exposure to the investment returns of real assets that trade in the commodity markets through investment in commodity-linked derivative instruments and investment vehicles such as exchange-traded funds that invest exclusively in commodities and are designed to provide this exposure without direct investment in physical commodities.

The Fund may engage in active and frequent trading of portfolio securities to achieve its primary investment strategies.

The above 80% policy is a non-fundamental policy of the Fund and may not be changed without 60 days' prior notice to shareholders.

The section of the Prospectus entitled "Details About the Fund -
How the Fund Invests - Other Strategies" was amended to add the following other strategies:

*	Money Market Securities - The Fund may invest in money market securities or commercial paper.

The section of the Prospectus entitled "Details About the Fund -
How the Fund Invests - Other Strategies" was amended to delete the following other strategies: "Depositary Receipts,"
"Derivatives," "Foreign Securities," "Master Limited
Partnerships," "U.S. Government Obligations" and "When-Issued and Delayed Delivery Securities and Forward Commitments."